SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                             -----------------

                                FORM 8-K/A

                        AMENDMENT TO CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




     Date of Report (Date of earliest event reported):  August 1, 1995




                           SILGAN CORPORATION
          (Exact name of registrant as specified in its charter)




       Delaware                 1-11200                   06-1207662
   (State or other       (Commission File Number)        (IRS Employer
   jurisdiction of                                     Identification No.)
   incorporation)



    4 Landmark Square, Stamford, Connecticut                  06901
     (Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:  (203) 975-7110




     The undersigned registrant hereby amends the following items of its Current Report on Form 8-K filed August 14, 1995, as set forth in the pages attached hereto:

Item  7.    Financial  Statements,  Pro  Forma  Financial  Information  and
Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information

     In accordance with Item 7 of the registrant's Current Report on Form 8-K filed August 14, 1995, the registrant appends to the Form 8-K the following financial statements and pro forma information:

A.   For American National Can Company's Food Metal & Specialty Division:

     Financial Statements of Business Acquired

     The following report and audited financial statements of American National Can Company's Food Metal & Specialty Division ("ANC Food Metal & Specialty Business") are attached hereto as Appendix A:

     1. (a) Report of independent public accountants dated September 14, 1995;

        (b) Balance Sheets at December 31, 1994 and 1993 prepared in accordance with SEC Regulation S-X, Rule 3-05;

        (c) Statements of Operations for the years ended December 31, 1994, 1993 and 1992, prepared in accordance with SEC Regulation S-X, Rule 3-05;

        (d)    Statements of Cash  Flows for the  years ended December  31,
               1994,  1993  and  1992  prepared  in  accordance  with   SEC
               Regulation S-X, Rule 3-05;

        (e)    Notes to Financial Statements.

     The following unaudited financial statements of ANC Food Metal & Specialty Business are attached hereto as Appendix B:

     2. (a) Unaudited Balance Sheets at June 30, 1995 and 1994 prepared in accordance with SEC Regulation S-X, Rule 3-05;

        (b) Unaudited Statements of Operations for the six months ended June 30, 1995 and 1994, prepared in accordance with SEC Regulation S-X, Rule 3-05;













        (c) Unaudited Statements of Cash Flows for the six months ended June 30, 1995 and 1994 prepared in accordance with SEC Regulation S-X, Rule 3-05;

        (d)    Notes to unaudited Financial Statements.

B.   For Silgan Corporation:

     Pro Forma Financial Information

     The following unaudited pro forma financial information of Silgan Corporation are attached hereto as Appendix C:

     1. (a) Unaudited pro forma balance sheet at June 30, 1995 prepared in accordance with SEC Regulation S-X, Article 11;

        (b) Unaudited pro forma statements of operations for the year ended December 31, 1994 and for the six months ended June 30, 1995 prepared in accordance with SEC Regulation S-X,
               Article 11.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SILGAN CORPORATION




Date:  October 16, 1995                 /s/Harley Rankin, Jr.
                                           Harley Rankin, Jr.
                                           Executive Vice President,
                                           Chief Financial Officer
                                           and Treasurer
                                           (Principal Financial Officer)


Date:  October 16, 1995                 /s/Harold J. Rodriguez, Jr.
                                           Harold J. Rodriguez, Jr.
                                           Vice President & Controller
                                           (Chief Accounting Officer)


















APPENDIX A


                     REPORT OF INDEPENDENT ACCOUNTANTS



September 14, 1995

To the Board of Directors of
American National Can Company

In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Food Metal & Specialty Division (the "Division"), a division of American National Can Company, at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the financial statements, the Division changed its method of accounting for postemployment benefits in 1994 and postretirement benefits in 1993. Also, as discussed in Note 2 to the financial statements, the Division changed its method of evaluating the recoverability of goodwill in 1994.


Price Waterhouse LLP
Chicago, Illinois





















                      FOOD METAL & SPECIALTY DIVISION
                              BALANCE SHEETS

                          (Dollars in thousands)

                                                     December 31,
                                                    1994        1993
                    ASSETS
CURRENT ASSETS:
  Cash                                           $       7   $       8
  Accounts receivable, less allowances of
     $732 in 1994 and $92 in 1993 (Note 3)          45,578      38,597
  Inventories (Notes 2 and 4)                      120,963      96,713
  Deferred income taxes (Notes 2 and 7)             19,287      26,400
  Other                                              7,747       1,123
     TOTAL CURRENT ASSETS                          193,582     162,841

PROPERTY, PLANT AND EQUIPMENT, net
  (Notes 2 and 5)                                  208,157     247,137
GOODWILL, less accumulated amortization
  of $56,704 in 1994 and $25,045 in 1993
  (Notes 1 and 2)                                  146,363     178,022
OTHER  ASSETS                                        2,140       7,624

     TOTAL ASSETS                                 $550,242    $595,624

            LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable                                $ 93,058    $ 82,040
  Accrued liabilities (Notes 9 and 13)              55,819      79,333
  Long-term obligations under capital leases
     to be paid within one year (Note 6)                50          87
     TOTAL CURRENT LIABILITIES                     148,927     161,460

LONG-TERM LIABILITIES:
  Long-term obligations under capital
     leases (Note 6)                                 1,113       1,163
  Deferred income taxes (Notes 2 and 7)             19,684      29,897
  Other (Notes 12 and 13)                           61,026      73,052
     TOTAL LONG-TERM LIABILITIES                    81,823     104,112

COMMITMENTS AND CONTINGENCIES (Note 15)                -           -

EQUITY:
  Equity adjustment for minimum pension
     liability (Note 10)                          (    500)   (    246)
  Investments by and advances from ANC
     (Note 3)                                      319,992     330,298
     TOTAL EQUITY                                  319,492     330,052

     TOTAL LIABILITIES AND EQUITY                 $550,242    $595,624

              See accompanying notes to financial statements.








                      FOOD METAL & SPECIALTY DIVISION
                         STATEMENTS OF OPERATIONS

                          (Dollars in thousands)


                                             Year Ended December 31,
                                            1994       1993       1992

NET SALES (Note 16)                       $596,594   $578,081   $698,699

OPERATING COSTS AND EXPENSES:
  Cost of goods sold (excluding
     depreciation and amortization)        516,286    508,434    630,764
  Depreciation and amortization of
     property, plant and equipment
     (Note 2)                               17,073     23,692     27,965
  Selling, general and administrative
     expenses (Note 3)                      26,446     31,304     39,826
  Research and development expenses          5,594      4,779      8,302
  Net postretirement benefit expense
     (Note 11)                              37,030     37,356     16,312
  Restructuring expenses (Note 13)          10,100                 4,588
  Amortization of goodwill (Note 2)         31,659      5,009      5,009
  Financial expense, net (Notes 3 and 8)     2,255      2,565      9,883
  Other, net (Note 14)                       7,112      3,827        786
                                           653,555    616,966    743,435

LOSS BEFORE TAXES AND CUMULATIVE
  EFFECT OF CHANGES IN ACCOUNTING
  PRINCIPLES                             (  56,961) (  38,885)   (44,736)

BENEFIT (PROVISION) FOR INCOME TAXES
  (Notes 2 and 7):
     Current                                 7,448     40,646     19,980
     Deferred                                2,356  (  27,507)   ( 4,565)
                                             9,804     13,139     15,415
LOSS BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES       (  47,157) (  25,746)   (29,321)

CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES, net of tax
  (Note 2)                               (     914) ( 139,983)       -

NET LOSS                                 ($ 48,071) ($165,729)  ($29,321)

              See accompanying notes to financial statements.










                      FOOD METAL & SPECIALTY DIVISION
                         STATEMENTS OF CASH FLOWS
                          (Dollars in thousands)
                                             Year Ended December 31,
                                            1994       1993       1992
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                ($48,071) ($165,729)  ($29,321)
  Adjustments to reconcile net loss
     to net cash provided from (used
     in) operating activities:
       Cumulative effect of changes in
          accounting principles                914    139,983
       Depreciation and amortization        48,732     28,701     32,974
       Provision for restructuring          10,100                 4,588
       Provision for asset writedowns        7,110
       Provision (benefit) for deferred
          income taxes                    (  2,356)    27,507      4,565
       Other adjustments to net loss           281      3,907      1,250
       Changes in assets and liabilities:
          (Increase) decrease in accounts
            receivable                    (  7,273)    14,572   (    227)
          (Increase) decrease in
            inventories                   ( 24,891)    19,817     33,762
          (Increase) decrease in other
            current assets                (  6,624)       173        319
          Decrease in other assets           6,989        448      4,804
          Decrease in accounts payable
            and other liabilities         ( 35,595) (  33,779)   (50,350)
       NET CASH PROVIDED FROM (USED IN)
          OPERATING ACTIVITIES            ( 50,684)    35,600      2,364

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                    ( 10,153) (  17,723)   ( 9,594)
  Proceeds from sale of property, plant
     and equipment                          10,557      2,921     25,659
  Transfer of property, plant and
     equipment to (from) other ANC
     business units                         12,601        715   (    223)
       NET CASH PROVIDED FROM (USED IN)
          INVESTING ACTIVITIES              13,005  (  14,087)    15,842

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of obligations under capital
     leases                               (     87) (     116)  (    147)
  Increase (decrease) in advances from
     ANC (Note 3)                           37,765  (  21,398)  ( 18,534)
       NET CASH PROVIDED FROM (USED IN)
          FINANCING ACTIVITIES              37,678  (  21,514)  ( 18,681)

NET DECREASE IN CASH                      (      1) (       1)  (    475)
CASH, beginning of year                          8          9        484
CASH, end of year                          $     7   $      8    $     9

              See accompanying notes to financial statements.




                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Note 1 - Organization and Basis of Presentation

Food Metal & Specialty Division (the "Division") is a division of American National Can Company ("ANC") which is an indirect, majority-owned subsidiary of Pechiney Corporation, a Delaware corporation. Pechiney Corporation is a wholly-owned subsidiary of Pechiney International S.A., which is a majority-owned subsidiary of Pechiney S.A., a French corporation.

ANC, including the operations of the Division, was acquired by Pechiney Corporation on December 31, 1988. As a result of the acquisition, the tangible assets and liabilities of the Division were adjusted to their fair values as of the date of acquisition and an allocated portion of the purchase price and related expenses incurred by Pechiney Corporation to acquire ANC, together with the resultant goodwill related to the Division and amortization thereof, have been pushed down to the Division's financial statements.

The accompanying financial statements reflect the "carve-out" financial position, results of operations and cash flows of the Division for the periods presented. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Division would have been had it operated as a stand alone entity during the periods covered, and may not be indicative of future operations or financial position.

Note 2 - Summary of Significant Accounting Policies

Revenue Recognition

Revenues are recognized when goods are shipped.

Financial Instruments

The carrying value of the Division's financial instruments, primarily receivables and payables, generally approximates fair value.

Inventories

Inventories are stated at the lower of cost or market. The costs of inventories other than spare parts were determined by the first-in, first-out (FIFO) method. Costs of spare parts inventories were determined by the weighted average method.















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Property, Plant and Equipment

During 1994, the Division performed a study of the economic lives of its fixed assets and determined that the useful lives of certain asset categories were generally longer than the lives used for depreciation purposes. Therefore, the Division extended the estimated depreciable lives of certain categories of property, plant and equipment (mainly machinery and equipment used in the production process), by a maximum of two years, effective January 1, 1994. The effect of this change in estimate reduced 1994 depreciation expense and net loss by $3,203 and $1,957, respectively.

Goodwill

Goodwill consists of an allocated portion of the Pechiney Corporation acquisition costs in excess of the fair value of the net assets of the Division (see Note 1). Goodwill is amortized on a straight-line method over forty years.

In addition to the normal charge for the year, Pechiney Corporation and ANC, in 1994, revised their method of evaluating goodwill resulting in a writedown of $26,650 relating to the Division. A review of the carrying value of goodwill in the light of recent profitability trends of certain assets and current market values resulted in this additional charge.

Other Postretirement and Postemployment Benefits

Effective January 1, 1993, the Division adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") which requires that the projected cost of all health care and other nonpension benefits provided by the Division to its retired employees and their dependents be accrued during an employee's period of service rather than expensed as paid. The cumulative effect of this change in accounting for postretirement benefits resulted in a non-cash, after-tax charge in 1993 of $139,983 (net of $89,122 of income tax benefits). This cumulative effect represents the actuarial present value of all future medical and life insurance benefits to be paid to active employees and employees who retired subsequent to the date of the acquisition by Pechiney Corporation (see Note 1) based on services rendered to date. The amount of the cumulative effect recorded by the Division at January 1, 1993 was determined (a) for active employees on the basis of an actuarial valuation and (b) for retired employees by applying the pro rata allocation relationship for determining postretirement benefit expense for retired employees as described in Note 11, to the total accumulated postretirement benefit obligation for retired















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

employees of ANC after reduction for the remaining portion of the liability established at the date of acquisition by Pechiney Corporation for employees who had retired at that date. Additional expense for 1993 due to the adoption of SFAS 106 exclusive of the cumulative effect was $20,873.

Prior to 1993, the Division accounted for health care and other non-pension benefits for retired employees on the cash basis except for benefits of employees who were retired as of the date of the acquisition by Pechiney Corporation (see Note 11).

Effective January 1, 1994, the Division adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). This standard requires that the projected costs of all benefits the Division provides to former or inactive employees (and their covered dependents) before their retirement be accrued at the time they are terminated or become inactive. The cumulative effect of this change in accounting for postemployment benefits resulted in a non-cash, after-tax charge in 1994 of $914 (net of $582 of income tax benefits). There was no impact on pre-tax earnings in 1994 as a result of complying with SFAS 112.

Income Taxes

The Division is included as part of ANC in the consolidated U.S. federal income tax return of Pechiney Corporation. The provision for income taxes is computed on the taxable income or loss of the Division on a stand-alone basis. For financial reporting purposes, income tax benefits are recognized based upon amounts currently recognized by ANC which credits the Division for the tax benefits resulting from the inclusion of the Division's losses in the consolidated return.

The Division accounts for income taxes based on the asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities.

The liability for the current portion of the tax provision is transferred to the Investments by and advances from ANC account at the end of each year. The deferred income tax assets and liabilities have been included in the accompanying balance sheets.















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Note 3 - Related Party Transactions

ANC provides the Division certain data processing, human resources, purchasing, credit, accounting and tax services. An allocation of the estimated costs of these services is charged directly to the Division each month by ANC using varying allocation bases (primarily number of transactions processed). The allocation process is consistent with the methodology used by ANC to allocate costs of similar services provided to its other business units. The costs for these services are negotiated and agreed to by both the Division and ANC each year, and in the opinion of management are reasonable. The allocated costs of these services, which aggregated $7,110 in 1994, $9,241 in 1993 and $16,153 in 1992, were reflected in selling, general and administrative expenses in the accompanying statements of operations.

ANC maintains a  centralized cash management  system and substantially  all cash receipts and disbursements are recorded at the corporate level. The Division is charged or credited for the net of cash receipts and disbursements each month.

The Division incurs a monthly charge for interest expense from ANC based on a formula which takes into consideration its percentage of certain assets and liabilities in relation to the total for ANC of these assets and liabilities (see Note 8).

The following table sets forth the activity in the Investments by and advances from ANC account for the years ended December 31, 1994, 1993 and 1992:

                                                  1994      1993      1992

          Balance, beginning of year           $330,298  $377,442  $425,297
          Net loss                            (  48,071)( 165,729)(  29,321)
          Charges/advances from ANC, net,
          including in 1993, $139,983 relating
          to a cumulative effect of a change
          in accounting principle                37,765   118,585 (  18,534)
          Balance, end of year                 $319,992  $330,298  $377,442




















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

ANC maintains agreements with certain banks to sell trade accounts receivable, with limited recourse, on a revolving basis. The agreements specify certain eligibility criteria for receivables that are sold, including credit quality and maturity. At December 31, 1994 and 1993, a portion of the Division's receivables were included in the eligible pool of receivables sold by ANC. The balance sheets reflect all Division receivables, including those in the eligible pool.


Note 4 - Inventories

Inventories at December 31, 1994 and 1993 consist of the following:

                                             1994           1993
          Raw materials                   $ 43,466        $13,968
          Work-in-process                    6,143          6,147
          Finished goods                    60,515         64,952
          Machine spare parts               10,839         11,646
                                          $120,963        $96,713


Note 5 - Property, Plant and Equipment

Property, plant and equipment at December 31, 1994 and 1993 consists of the following:

                                                                  Estimated
                                               1994      1993    Useful Life

        Land                                 $ 25,680  $ 31,260        -
        Buildings and improvements             59,876    60,912       40 years
        Machinery and equipment               229,333   256,286  3 to 20 years
        Less: Accumulated
            depreciation                    ( 106,732)( 101,321)
                                             $208,157  $247,137

Property, plant and equipment includes assets held for sale with a net book value of $39,439 and $35,539 at December 31, 1994 and 1993, respectively.
At December 31, 1994 and 1993, the Division has available restructuring reserves of $12,423 and $7,829, respectively, to cover the estimated losses to be incurred on the disposal of these assets (see Note 13).

















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Note 6 - Leases

The Division leases manufacturing, warehouse and office facilities and certain equipment. Future minimum lease payments required under capital leases and operating leases having initial or remaining noncancelable lease terms in excess of one year are set forth below. Such future minimum lease payments have not been reduced by sublease rentals to be received subsequent to December 31, 1994 of $4,385 for operating leases:

                                                     Capital    Operating
                                                      Leases      Leases
          1995                                        $  154      $ 4,116
          1996                                           154        3,603
          1997                                           154        3,366
          1998                                           154        2,769
          1999                                           153        2,226
          Thereafter                                   1,529        5,736
          Total minimum rentals                        2,298      $21,816

          Less amount representing interest          ( 1,135)
          Present value of future minimum
            payments                                   1,163
          Less current portion                       (    50)
          Long-term obligations under
            capital leases                            $1,113

Rental expense under operating leases for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                         1994          1993         1992
          Gross rental expense          $5,568        $6,418       $4,597
          Less sublease rental income      652           865          419
                                        $4,916        $5,553       $4,178

























                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Note 7 - Income Taxes

The income tax benefit (provision) for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                        1994        1993         1992
          Current income taxes:
             Federal                  $ 6,299     $34,376      $16,898
             State                      1,149       6,270        3,082
                                        7,448      40,646       19,980
          Deferred income taxes         2,356    ( 27,507)    (  4,565)
                                      $ 9,804     $13,139      $15,415

The provision for taxes on income differed from the U.S. statutory rate for the years ended December 31, 1994, 1993 and 1992 for the following reasons:

                                        1994        1993         1992
          Statutory tax rate           35.0%       35.0%        35.0%
          State and local taxes, net
             of federal benefit         1.7         3.3          3.4
          Goodwill amortization       (19.5)      ( 4.5)       ( 3.9)
                                       17.2%       33.8%        34.5%

Deferred tax assets (liabilities) were comprised of the following at December 31, 1994 and 1993:

                                                    1994         1993
          Deductible temporary differences:
             Restructuring reserve                $20,043      $32,034
             Environmental reserve                  9,229        9,393
             Employee benefits                      6,191        7,589
             Workers' compensation                  5,031        4,533
             Inventories                            3,122        2,750
             Other                                  1,073        1,370
             Total                                 44,689       57,669
          Taxable temporary differences:
             Property, plant and equipment       ( 45,086)    ( 61,166)
          Net deferred tax liability             ($   397)    ($ 3,497)




















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Note 8 - Financial Expenses, net

Financial expenses for the years ended December 31, 1994, 1993 and 1992 consist of the following:
                                        1994        1993         1992
          Interest expense:
             Allocated from ANC
                (Note 3)              $ 2,986     $ 3,099      $10,698
             Interest imputed on
                obligations under
                capital leases             75         123          135
             Capitalized interest    (    582)   (    211)    (    732)
          Total interest expense        2,479       3,011       10,101
          Interest income            (    224)   (    446)    (    218)
          Financial expenses, net     $ 2,255     $ 2,565      $ 9,883

Note 9 - Accrued Liabilities

The components of accrued liabilities at December 31, 1994 and 1993 were as follows:
                                                    1994         1993
          Restructuring reserve (Note 13)         $20,000      $37,000
          Accrued payroll and employee benefits    18,219       22,278
          Workers' compensation liability          12,932       11,652
          Accrued taxes other than payroll          2,155        2,926
          Payable to fixed asset vendors            1,903        2,692
          Accrued quality claims                      -          1,900
          Pension liabilities (Note 10)               542          668
          Other                                        68          217
                                                  $55,819      $79,333

Note 10 - Pension Liabilities

The Division sponsors defined benefit retirement plans covering certain hourly employees of the Division. The Division's remaining hourly employees are included in ANC-sponsored defined benefit plans or multi-employer union plans. The Division's salaried employees are included in defined benefit and defined contribution plans which cover substantially all of the salaried employees of ANC. The ANC-sponsored plans for salaried employees provide benefits that are based on employees' years of service and compensation during employment with the Division. The Division through ANC makes contributions to the defined benefit plans at least equal to the minimum funding requirements under the Employee Retirement Income Security Act of 1974 (ERISA).














                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Net periodic cost (income) for defined benefit and defined contribution plans for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                             1994        1993         1992
          Division-sponsored hourly
            plans                         ($   340)    $   184      $   370
          ANC-sponsored plans:
             Active hourly employees         4,558       7,279        8,222
             Active salaried employees       2,865       3,267        2,894
             Retired hourly employees        2,075       7,635        7,191
             Retired salaried employees   (    995)   (    419)     (   542)
          Multi-employer union plans           148         169          200

                                           $ 8,311     $18,115      $18,335

Net periodic pension cost (income) for the Division-sponsored hourly plans for 1994, 1993 and 1992 included the following components:

                                             1994        1993         1992
          Service cost - benefits
             earned during the period       $  286      $  350       $  429
          Interest cost on projected
             benefit obligation                722         835          886
          Actual return on assets -
             loss (gain)                       272     ( 1,795)     (   544)
          Net amortization and deferral    ( 1,620)        794      (   401)

          Net periodic pension cost
             (income)                      ($  340)     $  184       $  370

Pension expense for active employees of the Division participating in the ANC-sponsored plans was allocated based on an actuarial valuation. Pension expense (income) for the Division's retirees participating in ANC-sponsored plans was based on a pro-rata allocation of active Division participants to total actives in each ANC-sponsored plan.























                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

For the years 1992 through 1994, the discount rate used to determine the actuarial present value of the projected benefit obligation was 8.0%, the expected rate of return on plan assets was 10.0%, and the discount rate used to determine the interest cost on the projected benefit obligation was 8.0%. The expected increase in future salaries for those plans using future compensation assumptions ranged from 4.0% to 6.9% for 1994 and 6.0% to 8.9% for 1993 and 1992.

All amortization is based upon the average remaining service period of covered employees except for unrecognized prior service costs for benefit improvements negotiated during the current period which are amortized over six or ten years (twice the contract period).

The following table sets forth the funded status and amounts recognized for the Division-sponsored hourly plans in the balance sheets at December 31, 1994 and 1993:
                                            1 9 9 4             1 9 9 3
                                     Assets   Accumulated  Assets  Accumulated
                                     Exceed    Benefits    Exceed   Benefits
                                   Accumulated  Exceed   Accumulated Exceed
                                    Benefits    Assets    Benefits   Assets
     Actuarial present value of
        benefit obligations:
          Vested benefits             $ 4,985   $  3,434   $  5,449  $  2,576
          Nonvested benefits              818        -          927       -
     Accumulated benefit obligation     5,803      3,434      6,376     2,576

     Excess of projected benefit
        obligation over accumulated
        benefit obligation                427        -        2,324       -
     Projected benefit obligation       6,230      3,434      8,700     2,576

     Plan assets at fair value          8,724      2,369     10,118     1,674
     Funded status                      2,494   (  1,065)     1,418  (    902)

     Unrecognized prior service cost        3        -            5       -
     Unrecognized net (gain) loss    (  1,319)       708   (    643)      189
     Additional minimum liability         -     (    818)       -    (    403)
     Accrued pension asset
        (liability) recognized in
        the balance sheets            $ 1,178   ($ 1,175)   $   780  ($ 1,116)

















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

The plans' assets are held by several master trusts created for collective investment of plans' funds. At December 31, 1994 and 1993, assets held by the master trusts consisted primarily of common and preferred stocks, corporate bonds, U.S. government obligations, pooled funds, real estate and short-term investments.

At December 31, 1994 and 1993, equity adjustments of $500 and $246, respectively, (net of taxes of $318 and $157, respectively) had been recorded, representing the excess of the additional minimum pension liability over the related unrecognized prior service cost for the Division-sponsored plans.

The projected benefit obligation for the Division's active hourly and salaried employees included in the ANC-sponsored defined benefit plans, based on actuarial valuations, was approximately $102,000 at December 31, 1994 and $130,000 at December 31, 1993. Such obligations are not included in the accompanying balance sheets.


Note 11 - Postretirement Benefits Other than Pensions

ANC sponsors health care and life insurance benefit plans for substantially all of the Division's hourly and salaried employees and their dependents. Certain of the plans require retiree contributions. The Division also participates in several multi-employer union plans which provide postretirement health care benefits to certain hourly employees.

The net postretirement benefit expense for active employees is based on an actuarial valuation. For purposes of these financial statements, the net postretirement benefit expense for retired employees of the Division participating in the ANC-sponsored plans was computed based on a pro-rata allocation of the number of Division employees that retired between 1989 and 1994 compared to the total number of employees covered by the plans who retired during the same time period. This allocation method assumes that the percentage of Division employees who retired prior to 1989, compared to all employees who retired prior to 1989, approximates the percentage calculated above. Management believes that this method of allocation is reasonable. Total postretirement benefit expense for retired employees of ANC participating in the ANC-sponsored plans was determined by actuarial valuation.


















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

The net postretirement benefit expense for 1994, 1993 and 1992 included the following:

                                                  1994      1993      1992
       In accordance with SFAS 106:
          Allocated portion of service and interest
            cost for the Division's active employees
            participating in ANC-sponsored plans:
               Active hourly employees          $ 2,885   $ 2,642
               Active salaried employees            990       895

          Allocated portion of interest cost for the
            Division's retired employees participating
            in ANC-sponsored plans:
               Retired hourly employees          28,034    28,553
               Retired salaried employees         4,830     5,026
                                                 36,739    37,116

       Prior to adoption of SFAS 106:
          Payments for employees retired subsequent
            to the acquisition by Pechiney Corporation              $15,956

          Division contributions to hourly
            multi-employer union plans              291       240       356

          Net postretirement benefit expense    $37,030   $37,356   $16,312

These benefits are funded from current Division cash flows as claims are paid.

The postretirement benefit obligation for active employees of the Division included in ANC-sponsored plans, which was approximately $28,000 and $25,500 for hourly employees and $8,900 and $8,000 for salaried employees at December 31, 1994 and 1993, respectively, as determined by actuarial valuation, is not reflected in the accompanying balance sheets. The postretirement benefit obligation for retired hourly and salaried employees of the Division are also not included in the accompanying balance sheets.

A discount rate of 8% was used for determining obligations and interest costs.


















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

The following table shows the other assumptions used to develop the accumulated postretirement benefit obligation and the net post-retirement benefit expense in 1994 and 1993.

                                                        Managed
                                            Under Age  Care Under Over Age
                                               65        Age 65      65
          Current year health care trend rate    10%        8%        8%
          Ultimate trend rate                     6%        6%        5%
          Year ultimate trend rate is achieved  2001      2001      2001

A one percentage point increase in the assumed health care cost trend rates would increase the postretirement benefit expense for the Division's active and retired employees participating in the ANC-sponsored plans by approximately $2,600 for the year ended December 31, 1994.


Note 12 - Other Long-Term Liabilities

The components of other long-term liabilities at December 31, 1994 and 1993 were as follows:

                                                         1994      1993

          Restructuring reserve (Note 13)              $32,725   $45,351
          Environmental reserve (Note 15)               23,726    24,147
          Accrued employee benefits                      3,813     2,808
          Deferred incentive compensation                  762       746
                                                       $61,026   $73,052





























                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

Note 13 - Restructuring

The Division has implemented a restructuring program to close certain plants, modify plant operations and consolidate and transfer production processes between locations. As a result of the restructuring program, nine plants have been closed or reorganized since 1991 resulting in the reduction of approximately 1,100 employees through December 31, 1994. The Division recorded a restructuring provision in June, 1992 of $4,588 which represented the loss incurred on the sale of property of a closed facility. In December, 1994, the Division recorded an additional provision of $10,100 for two plants still in the process of being closed or reorganized which will result in the elimination of approximately 70 additional positions by the end of 1995.

The following table sets forth the activity in the restructuring reserve for 1994 and 1993 and the reserve balances at December 31, 1994 and 1993 which are included in accrued liabilities and other long-term liabilities in the accompanying balance sheets.
                                     Equipment
                                      Standby
                                        and   Writedown
                           Employee   Project     of      Sales
                             Costs      Costs    Assets  Proceeds    Total
     Balance at 12/31/92    $87,514   $31,101   $38,264  ($29,685) $127,194
     1993 Activity          (31,780)  (12,313)  ( 2,725)    1,975  ( 44,843)

     Balance at 12/31/93     55,734    18,788    35,539  ( 27,710)   82,351
     1994 Provision           4,310       150    13,550  (  7,910)   10,100
     1994 Activity          (31,183)  ( 7,497)  ( 9,650)    8,604  ( 39,736)

     Balance at 12/31/94    $28,861   $11,441   $39,439  ($27,016) $ 52,725

Employee costs primarily include employee separation costs to be incurred upon plant closures, such as severance and unemployment benefits to be paid to terminated employees and pension and retiree medical benefits based on actuarial valuation.

Equipment standby and project costs include costs associated with the modification of certain facilities, transferring equipment between locations and the ongoing costs of maintaining certain plants and equipment from the expected closing date to the estimated sale date.
















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

As a result of closing certain facilities, the restructuring reserve includes a provision to record any excess assets at their estimated realizable values. Anticipated proceeds from the sales of certain facilities and excess machinery and equipment have been used to offset the total costs associated with the restructuring program.

Substantially all of these costs will be incurred over the next three years.


Note 14 - Asset Writedowns

In 1994, the Division recorded a write down of various assets aggregating $7,110 due to the technological obsolescence of machinery and equipment used in the production process and machinery and equipment which was purchased for the manufacture of a new product which was unsuccessful. The writedown has been included in Other, net in the accompanying statements of operations.


Note 15 - Contingencies

The Division is involved in litigation and in administrative proceedings and investigations in various jurisdictions. A number of such matters involve the Division, ANC and other parties related to environmental remediation costs.

It is the Division's policy to accrue environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these liabilities are reviewed periodically and adjusted as additional information becomes available. The liabilities can change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation required, and other actions by governmental agencies or private parties.

At December 31, 1994, the Division has recorded an environmental reserve of $23,726 which includes $737 for plant locations that are currently in operation. The remaining reserve of $22,989 includes plant locations which have been closed and environmental sites that are located somewhere other than a plant location (landfills, solvent recovery sites, dump sites, etc.). The majority of these costs are expected to be paid out within the next 10 years, however, certain costs could be incurred for up to 30 years.















                           FOOD METAL & SPECIALTY DIVISION
                            NOTES TO FINANCIAL STATEMENTS
                               (Dollars in thousands)

While the Division's liability, if any, with respect to all pending suits and claims cannot be determined at this time, it is the opinion of management that the outcome of any such matters, and all of them combined, will not have a material adverse effect on the Division's financial position or results of operations.


Note 16 - Major Customers

The Division had gross sales in excess of 10% to one customer in 1994 and 1993 amounting to approximately $63,900 and $62,000, respectively.


Note 17 - Subsequent Event

On August 1, 1995, Silgan Containers Corporation ("Silgan") acquired from ANC substantially all of the net operating assets of the Division for cash of approximately $336,300. The purchase agreement specifies that certain additional assets will be sold to Silgan upon completion of a restructuring project at one of the operating plants, but no later than December 31, 1996. Upon completion of this transaction, ANC will no longer actively sell products in the food metal and specialty markets.




































     APPENDIX B
                           FOOD METAL & SPECIALTY DIVISION
                                   BALANCE SHEETS
                                     (Unaudited)

                               (Dollars in thousands)

                                              June 30, 1995 June 30, 1994
                         ASSETS
     CURRENT ASSETS:
       Cash                                     $       6     $       7
       Accounts receivable, less allowances
          of $465 in 1995 and $380 in 1994         74,681        73,445
       Inventories                                160,574       141,836
       Deferred income taxes                       18,928        23,197
       Other                                        3,331         4,791
          TOTAL CURRENT ASSETS                    257,520       243,276

     PROPERTY, PLANT AND EQUIPMENT, net           191,060       218,770
     GOODWILL, less accumulated amortization
       of $58,856 in 1995 and $27,550 in 1994     144,211       175,517
     OTHER ASSETS                                   2,145         4,559

          TOTAL ASSETS                           $594,936      $642,122

               LIABILITIES AND EQUITY
     CURRENT LIABILITIES:
       Accounts payable                          $ 71,223      $ 77,385
       Accrued liabilities                         46,769        62,689
       Long-term obligations under capital leases
          to be paid within one year                   53            53
          TOTAL CURRENT LIABILITIES               118,045       140,127

     LONG-TERM LIABILITIES:
       Long-term obligations under capital leases   1,086         1,138
       Deferred income taxes                       17,061        18,773
       Other                                       61,030        73,389
          TOTAL LONG-TERM LIABILITIES              79,177        93,300

     COMMITMENTS AND CONTINGENCIES                    -             -

     EQUITY:
       Equity adjustment for minimum pension
          liability                             (     500)    (     246)
       Investments by and advances from ANC       398,214       408,941
          TOTAL EQUITY                            397,714       408,695

          TOTAL LIABILITIES AND EQUITY           $594,936      $642,122

                   See accompanying notes to financial statements.












                           FOOD METAL & SPECIALTY DIVISION
                              STATEMENTS OF OPERATIONS
                                     (Unaudited)

                               (Dollars in thousands)

                                                 Six Months Ended June 30,
                                                   1995             1994

     NET SALES                                   $245,052         $256,343

     OPERATING COSTS AND EXPENSES:
       Cost of goods sold (excluding
          depreciation and amortization)          205,307          220,556
       Depreciation and amortization of
          property, plant and equipment             8,473           10,526
       Selling, general and administrative
          expenses                                 13,314           14,331
       Research and development expenses            1,979            2,184
       Net postretirement benefit expense          17,974           18,484
       Amortization of goodwill                     2,152            2,505
       Financial expense, net                       6,258            1,116
       Other, net                                     142               96
                                                  255,599          269,798

     LOSS BEFORE TAXES AND CUMULATIVE
       EFFECT OF CHANGES IN ACCOUNTING
       PRINCIPLES                               (  10,547)       (  13,455)

     BENEFIT (PROVISION) FOR INCOME TAXES:
          Current                                     991        (   3,090)
          Deferred                                  2,265            7,340
                                                    3,256            4,250
     LOSS BEFORE CUMULATIVE EFFECT OF
       CHANGES IN ACCOUNTING PRINCIPLES         (   7,291)       (   9,205)

     CUMULATIVE EFFECT OF CHANGES IN
       ACCOUNTING PRINCIPLES                                     (     914)

     NET LOSS                                   ($  7,291)       ($ 10,119)


                   See accompanying notes to financial statements.



















                           FOOD METAL & SPECIALTY DIVISION
                              STATEMENTS OF CASH FLOWS
                                     (Unaudited)

                               (Dollars in thousands)

                                                 Six Months Ended June 30,
                                                   1995             1994
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                  ($ 7,291)       ($ 10,119)
       Adjustments to reconcile net loss
          to net cash used in operating
          activities:
            Cumulative effect of changes in
               accounting principles                                   914
            Depreciation and amortization          10,625           13,031
            Benefit for deferred income taxes    (  2,265)       (   7,304)
            Other adjustments to net loss              39              343
            Changes in assets and liabilities:
               Increase in accounts receivable   ( 29,044)       (  32,465)
               Increase in inventories           ( 39,626)       (  41,076)
               Decrease (increase) in other
                 current assets                     5,631        (   8,130)
               Decrease in other assets               268            6,760
               Decrease in accounts payable
                 and other liabilities           ( 31,852)       (  22,559)
            NET CASH USED IN OPERATING
            ACTIVITIES                           ( 93,515)       ( 100,641)

     CASH FLOWS FROM INVESTING ACTIVITIES:
       Capital expenditures                      (  2,993)       (   4,238)
       Proceeds from sale of property, plant
          and equipment                             1,176            9,033
       Transfer of property, plant and
          equipment to other ANC business units     9,846            9,856
            NET CASH PROVIDED FROM INVESTING
            ACTIVITIES                              8,029           14,651

     CASH FLOWS FROM FINANCING ACTIVITIES:
       Payments of obligations under capital
          leases                                 (     24)       (      59)
       Increase in advances from ANC               85,509           86,048
            NET CASH PROVIDED FROM FINANCING
            ACTIVITIES                             85,485           85,989

     NET DECREASE IN CASH                        (      1)       (       1)
     CASH, beginning of year                            7                8
     CASH, end of year                            $     6         $      7

                   See accompanying notes to financial statements.













                      FOOD METAL & SPECIALTY DIVISION
                       NOTES TO FINANCIAL STATEMENTS
                                (Unaudited)

Note 1 - Financial Statements

Results of operations for any interim period are not necessarily indicative of results of any other periods or for the year. The financial statements as of June 30, 1995 and 1994 and for the six month periods then ended are unaudited, but in the opinion of management include all adjustments necessary for a fair presentation of results for such periods. These financial statements should be read in conjunction with the audited financial statements and related notes for the three years ended December 31, 1994.


Note 2 - Inventories

Inventories at June 30, 1995 and 1994 consist of the following:

                                        1995           1994
     Raw materials                   $ 25,180       $ 25,469
     Work-in-process                      774            813
     Finished goods                   124,466        104,771
     Machine spare parts               10,154         10,783
                                     $160,574       $141,836


Note 3 - Subsequent Event

On August 1, 1995, Silgan Containers Corporation ("Silgan") acquired from ANC substantially all of the net operating assets of the Division for cash of approximately $336,300. The purchase agreement specifies that certain additional assets will be sold to Silgan upon completion of a restructuring project at one of the operating plants, but no later than December 31, 1996. Upon completion of this transaction, ANC will no longer actively sell products in the food metal and specialty markets.
























APPENDIX C

                            SILGAN CORPORATION
     UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
      (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                     FOOD METAL & SPECIALTY DIVISION)

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             Introductory Note

The following unaudited pro forma consolidated financial statements reflect the acquisition of the ANC Food Metal & Specialty Business by Silgan Containers Corporation ("Containers"), a wholly-owned subsidiary of Silgan Corporation ("Silgan" or the "Company"), which occurred on August 1, 1995. The acquisition will be accounted for using the purchase method of accounting and the total purchase cost will be allocated first to the tangible and identifiable intangible assets and liabilities of ANC Food Metal & Specialty Business acquired and assumed based upon their respective fair values as determined from preliminary appraisals and valuations, and the remainder, if any, will be allocated to the excess of cost over fair value of assets acquired. The aggregate purchase cost and its preliminary allocation to the assets and liabilities are as follows:
                                                           (Dollars in
                                                            thousands)
Preliminary allocation of purchase cost:
  Net assets of ANC Food Metal & Specialty Business
     at historical amounts at June 30, 1995                  $ 397,714

  Current assets not acquired                                 ( 43,175)
  Other assets not acquired                                   (146,236)
  Other assets acquired                                          8,290
  Other liabilities not assumed                                 96,224
  Other liabilities assumed                                   ( 37,200)
                                                              (122,097)
  Adjustments to historical balance of property, plant
     and equipment acquired to reflect current fair value       49,019

  Cost in excess of fair value of net assets acquired           15,039

  Increase in net working capital during the period from
     June 30, 1995 through August 1, 1995                       24,295
                                                               363,970
  Estimated fees and expenses related to financing
     the transaction                                            21,000
       Total purchase cost                                   $ 384,970















                            SILGAN CORPORATION
     UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
      (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                     FOOD METAL & SPECIALTY DIVISION)

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             Introductory Note
                                (continued)

The pro forma adjustments are based upon available information and upon certain assumptions that Silgan believes are reasonable. The final purchase price allocation may differ from that shown above, although it is not expected to differ materially.

The pro forma financial data do not purport to be indicative of Silgan's financial position or results that would actually have been obtained had such transactions been completed as of the date or for the periods presented, or to project Silgan's financial position or results of operations at any future date or for any future period.

The unaudited pro forma statements of operations include adjustments for depreciation, goodwill amortization and interest expense (including debt amortization) based upon the allocated cost of the acquisition and its related financing. In addition, estimated pro forma adjustments have been made to reflect manufacturing cost savings which management believes will be realized upon the combination of Silgan's can manufacturing operations and that of ANC Food Metal & Specialty Business, as well as reduced SG&A expenditures which will be realized from the planned integration of sales, administrative and research functions. The pro forma statement of operations for the year ended December 31, 1994 includes a restructuring provision of $10.1 million. This charge represented a provision for shut down costs incurred by ANC Food Metal & Specialty Business during the final phase of its four-year rationalization program in which assets of its business were realigned to match more closely the existing customer base. The 1994 pro forma statement of operations also includes one-time charges of $16.7 million and $7.1 million incurred by Silgan and the ANC Food Metal & Specialty Business, respectively, to adjust the carrying value of certain technologically obsolete and inoperable equipment and of $26.7 million incurred by ANC Food Metal & Specialty Business for the write-down of goodwill. The pro forma statements of operations reflect non-cash charges for depreciation and goodwill amortization of $27.4 million for the six months ended June 30, 1995 and $58.5 million for the year ended December 31, 1994.

















                            SILGAN CORPORATION
     UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
      (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                     FOOD METAL & SPECIALTY DIVISION)

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             Introductory Note
                                (continued)

During the last five months of 1995, the Company will be incurring redundant and one-time costs as it integrates the selling, administrative and research functions of its business to accomplish the savings set forth in the pro forma statements of operations. Under current accounting pronouncements, these costs will be charged against operating income. Accordingly, earnings for the year ended December 31, 1995 will not reflect the full benefits estimated from the integration of the businesses as presented in the accompanying pro forma statements of operations.

As required,  the  Company has  also  not given  pro  forma effect  to  the
anticipated  benefits  it  may   realize  as  a   result  of  the   planned
rationalization of plant operations.

The acquisition of the ANC Food Metal & Specialty Business occurred as of August 1, 1995. As part of the acquisition, Containers intends to acquire the operations of the St. Louis, MO facility of the ANC Food Metal &
Specialty Business upon completion by American National Can Company of a rationalization project at that facility. The Company anticipates that the St. Louis operations will be acquired by mid-1996. The estimated purchase price of approximately $15.2 million and related assumption of certain post retirement benefit obligations for active employees related to future service has been included in the pro forma presentation on the assumption that its purchase was coincident with the acquisition of the remainder of the ANC Food Metal & Specialty Business.

On August 1, 1995, the Company entered into a $675.0 million credit facility, the proceeds of which were used to finance the acquisition, refinance in full the Company's outstanding secured debt obligations, and to fund the repurchase of up to $75.0 million of discount debentures of Silgan Holdings Inc., the parent company of Silgan ("Holdings"). On the date the facility was entered into, the Company borrowed $512.8 million to fund the acquisition and to repay the Company's existing bank debt. On August 31, 1995, as part of the $675.0 million credit facility, the banks lent $50 million of A term loans to fund in full the prepayment of Silgan's senior secured notes.
















                            SILGAN CORPORATION
     UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
      (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                     FOOD METAL & SPECIALTY DIVISION)

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             Introductory Note
                                (continued)

The credit facility permits Holdings at any time prior to June 30, 1996 to repurchase up to $75.0 million of its 13/% Discount Debentures through borrowings of working capital loans. The commitment under the credit facility for working capital loans was initially $150.0 million, increasing at the time and by the amount of such repurchases by Holdings of its discount debentures (up to a maximum commitment of $225.0 million). During August and September, Holdings repurchased $57.6 million of its outstanding 13/% Discount Debentures, and presently the commitment under the credit facility for working capital loans is $207.6 million. The Company intends to make additional borrowings of working capital loans of up to $17.4 million for the repurchase of Holdings' discount debentures and up to $15.2 million to fund the acquisition of the St. Louis operations.

The pro forma unaudited balance sheet reflects the acquisition (including the purchase of the St. Louis operations), the financing of such acquisition, the refinancing of all of the Company's secured debt obligations and the repurchase of $75.0 million of Holdings' discount debentures, as if all of these events occurred as of June 30, 1995. For illustration purposes, presented below is a table reflecting the sources and uses of funds, hypothetically, for the acquisition, refinancings and repurchases described above (assuming that all these events occurred as of June 30, 1995). The drawdown of the bank revolver presented in the table below is greater than the amount of revolver borrowings which will actually be outstanding because the table does not reflect cash generated from operations during the period from the acquisition date until the acquisition of the St. Louis facility and/or the final repurchase of discount debentures. The hypothetical sources and uses of the fundings are as follows:























                            SILGAN CORPORATION
     UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND NARRATIVE DISCLOSURE
      (REFLECTING THE ACQUISITION OF AMERICAN NATIONAL CAN COMPANY'S
                     FOOD METAL & SPECIALTY DIVISION)

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             Introductory Note
                                (continued)

                                          Borrowings at
                                           Acquisition  Additional
                                              Date      Borrowings  Total
                                                      (In millions)
Source
  Proceeds from A Term Loan                   $175.0      $ 50.0    $225.0
  Proceeds from B Term Loan                    225.0         -       225.0
  Drawdown of Bank Revolver                    112.8       100.4     213.2 (1)
                                              $512.8      $150.4    $663.2
Uses
  Acquisition of ANC Food Metal &
    Specialty Business                        $336.3      $  -      $336.3
  ANC purchase price adjustment                  -          10.2      10.2
  Acquisition of  St. Louis facility             -          15.2      15.2
  Repay outstanding bank debt                  155.5         -       155.5
  Repay Senior Secured Notes                     -          50.0      50.0
  Repurchase Discount Debentures                 -          75.0      75.0
  Transaction fees                              21.0         -        21.0
                                              $512.8      $150.4    $663.2

(1)  Hypothetical amount due to the timing of certain uses.

Because the Company sells metal containers used in vegetable and fruit processing, its sales are seasonal. As is common in the packaging industry, Silgan must build inventory prior to the pack season and carry accounts receivable beyond the end of the season. Seasonal accounts are generally settled by year end. The acquisition of the ANC Food Metal & Specialty Business increased the Company's seasonal metal containers business and, as a result, the Company increased the amount of working capital loans available to it under its credit facility to $225.0 million ($150.0 million initially, increasing to a maximum of $225.0 million as discussed above). Because the Company's acquisition of the ANC Food Metal & Specialty Business occurred near its seasonal peak, the purchase price included $162.9 million for the net working capital of the business. If the acquisition had occurred at December 31, 1994, the working capital component of the purchase price would have been $56.9 million, or $106.0 million less than the net working capital at the time of acquisition. The Company believes that its seasonal peak occurred in late September 1995, when approximately $191.0 million of the working capital revolver, including letters of credit, was utilized.










                            SILGAN CORPORATION
                PRO FORMA UNAUDITED CONDENSED BALANCE SHEET
                               JUNE 30, 1995
                          (Dollars in thousands)

                                          ANC Food
                                           Metal &
                                         Specialty   Pro Forma
                              Historical  Business  Adjustments    Pro Forma
ASSETS
Current assets:
 Cash and cash equivalents      $    836  $      6  $              $      842
 Accounts receivable, net         74,926    74,681    ( 9,500)(a)     140,107
 Inventories                     164,138   160,574    (11,610)(a)     313,102
 Prepaid expenses and other
  current assets                   6,123    22,259    (22,065)(a)       6,317
     Total current assets        246,023   257,520    (43,175)        460,368

Property, plant & equipment, net 255,453   191,060     49,019 (b)     495,532
Advance to Parent                    -         -       75,000 (c)      75,000
Goodwill, net                     29,389   144,211   (129,172)(d)      44,428
Other assets                      18,070     2,145     22,489(a)(e)    42,704
                                $548,935  $594,936  $( 25,839)     $1,118,032

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Trade accounts payable         $ 44,826  $ 71,223  $     -        $  116,049
 Accrued payroll & related costs  25,307    10,656   (    651)(a)      35,312
 Accrued interest payable          1,735       -          -             1,735
 Accrued expenses & other
  current liabilities             17,394    36,166   ( 31,828)(a)      21,732
 Amount due ANC                      -         -       15,200 (f)      15,200
 Bank working capital loans       39,750       -      135,308 (g)     175,058
 Current portion of long-term
  debt                            19,514       -     ( 13,014)(g)       6,500
     Total current liabilities   148,526   118,045    105,015         371,586

Long-term debt                   282,568       -      295,932 (g)     578,500
Deferred income taxes             13,017    17,061   ( 17,061)(a)      13,017
Other long-term liabilities       25,239    62,116   (  7,235)(a)(h)   80,120

Common stockholder's equity:
 Investment by and advances
  from ANC                           -     398,214   (398,214)(i)         -
 Equity adjustment for minimum
  pension                            -    (    500)       500 (a)         -
 Additional paid-in capital       72,635       -          -            72,635
 Retained earnings                 6,950       -     (  4,776)(j)       2,174
     Total common stockholder's
      equity                      79,585   397,714   (402,490)         74,809
                                $548,935  $594,936  $( 25,839)     $1,118,032









                                 SILGAN CORPORATION
                  NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS
                                    JUNE 30, 1995

(a) Elimination of assets not acquired and liabilities not assumed pursuant to the Asset Purchase Agreement net of adjustments to restate assets acquired and liabilities assumed to fair value.

(b) Adjustment of property, plant and equipment to estimated fair market value based upon preliminary appraisals and evaluations.

(c)  Advance to Parent to fund repurchase of Parent's discount debentures.

(d) Adjustment to eliminate historical goodwill and record excess cost over estimated fair market value of net assets acquired.

(e) Adjustment to eliminate deferred debt financing costs related to retired debt facilities and record deferred financing costs for new Credit Agreement. Additional adjustment to record deferred tax asset of $10 million.

(f) Estimated amount due American National Can Company related to the purchase of additional can manufacturing assets (and the related assumption of certain limited liabilities) at its St. Louis plant which will be sold to Silgan Containers Corporation, no later than December 31, 1996, upon the completion of a restructuring at that facility.

(g) Borrowings under the Credit Agreement which were used to finance the acquisition of ANC Food Metal & Specialty Business (net of an adjustment for the increase in seasonal working capital during the period from June 30, 1995 to August 1, 1995, the closing date), repay amounts outstanding under Silgan's old credit agreement and amounts owed under Silgan's Secured Notes, advance to Parent (on a non-interest bearing basis) $75 million for the repurchase of Parent's discount debentures and pay fees and expenses associated with Silgan's new credit facility.

(h) Adjustment to record (i) assumption of post-retirement medical benefit obligation for active employees, including the amount related to the St. Louis operations ($19.7 million), (ii) assumption of contracted future liabilities relating to employee pension benefit plans ($5.2 million), and (iii) employee termination costs associated with plant rationalizations and administrative workforce reductions, other plant exit costs and employee relocation costs ($30.0 million).

(i)  Elimination of investment by ANC.

(j) Reflects charge to equity for unamortized deferred financing costs related to the repayment of amounts outstanding under Silgan's credit agreement and Silgan's Secured Notes.











                                 SILGAN CORPORATION
                PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                           SIX MONTHS ENDED JUNE 30, 1995

                               (Dollars in thousands)

                                          ANC Food
                                           Metal &
                                         Specialty  Pro Forma
                              Historical  Business Adjustments  Pro Forma
                                             (a)
Net sales                    $404,990     $245,052   $    -        $650,042
                                                        1,835 (b)
                                                       (1,963)(c)
                                                      (17,047)(d)
Cost of goods sold            346,144      232,461    ( 4,000)(e)   557,430

   Gross profit                58,846       12,591     21,175        92,612

                                                          134 (b)
Selling, general and                                  ( 1,244)(d)
 administrative expenses       17,315       16,880    ( 6,500)(f)    26,585

   Income (loss) from
     operations                41,531      ( 4,289)    28,785        66,027

Interest expense and other                              8,302 (g)
 related financing costs       19,091        6,258    (    68)(h)    33,583

   Income before income taxes  22,440      (10,547)    20,551        32,444

Income tax provision
 (benefit)                      9,300      ( 3,256)     7,258(i)     13,302

   Income before
    extraordinary item (j)   $ 13,140     $( 7,291)  $ 13,293      $ 19,142

























                                 SILGAN CORPORATION
                PRO FORMA UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED DECEMBER 31, 1994

                               (Dollars in thousands)


                                          ANC Food
                                           Metal &
                                         Specialty  Pro Forma
                              Historical  Business Adjustments  Pro Forma
                                            (a)
Net sales                     $861,374   $ 596,594 $     -      $1,457,968
                                                       3,560 (b)
                                                      (4,633)(c)
                                                     (35,176)(d)
Cost of goods sold             747,457     572,508   ( 8,000)(e) 1,275,716

   Gross profit                113,917      24,086    44,249       182,252

                                                         252 (b)
Selling, general and                                  (2,486)(d)
 administrative expenses        37,993      34,930   (13,000)(f)    57,689

Restructuring expense              -        10,100       -          10,100

Reduction in carrying value
 of assets                      16,729      33,762       -          50,491

   Income (loss) from
    operations                  59,195    ( 54,706)   59,483        63,972

Interest expense and other                            29,290 (g)
 related financing costs        36,142       2,255   (   135)(h)    67,552

   Income (loss) before
    income taxes                23,053    ( 56,961)   30,328        (3,580)

Income tax provision (benefit)  11,000    (  9,804)   (2,663)(i)    (1,467)

   Income (loss) before
    extraordinary item (j)    $ 12,053   $( 47,157) $ 32,991    $   (2,113)



















                                 SILGAN CORPORATION
                  NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS
                       FOR THE SIX MONTHS ENDED JUNE 30, 1995
                          AND YEAR ENDED DECEMBER 31, 1994

(a) Restated ANC Food Metal & Specialty Business financial information to conform to Silgan presentation.

(b) Increased depreciation charge from historical amount based upon the estimated fair values of property, plant and equipment acquired with estimated useful life of 25 years for buildings and improvements and 5-11 years for machinery and equipment.

(c) Decreased charge for amortization of goodwill from historical amount to reflect amortization of estimated excess fair value over net book value of assets acquired over 40-year period.

(d) Elimination of pension and post-retirement medical expense for retired employees because related obligations were not assumed by Silgan.

(e)  Decreased  cost  of  goods  sold   for  benefits  expected  from   the
     integration of ANC Food Metal & Specialty Business with Silgan's existing can manufacturing operation.

(f) Decrease in the cost of administrative support services which will be realized as a result of the integration of the ANC Food Metal & Specialty Business and Silgan's sales, administrative and research functions.

(g) Estimated increase in interest expense due to additional bank borrowings of approximately $420 million at rates ranging from 8.38% to 8.63% (Silgan's current bank borrowing rates) to finance the acquisition of ANC Food Metal & Specialty Business assets and to fund Silgan's average working capital requirements plus the non-interest bearing advance to Parent of $75 million for the repurchase of Parent's discount debentures.

(h) Amortization of deferred financing fees of $19.3 million on new debt over six-year term less elimination of amortization of debt costs on retired debt.

(i) Adjustment for estimated effective income tax rate as calculated in accordance with SFAS 109 applied to pro forma income before income taxes.

(j)  The  pro  forma   statement  of  operations   does  not  reflect   the
     extraordinary charge resulting from the write-off of unamortized deferred financing costs.











